                                                                      EXHIBIT 12

                        GROUP MAINTENANCE AMERICA CORP.

                      RATIOS OF EARNINGS TO FIXED CHARGES

                             (DOLLARS IN THOUSANDS)

                         FOR THE NINE  FOR THE TEN      FOR THE YEARS ENDED
                         MONTHS ENDED  MONTHS ENDED     FEBRUARY 28 OR 29,
                         SEPTEMBER 30, DECEMBER 31, ---------------------------
                             1998          1997      1997   1996   1995   1994
                         ------------- ------------ ------ ------ ------ ------
Income (loss) before
 income tax provision..     $29,980       $ (810)   $3,908 $3,790 $1,700 $3,377
                            =======       ======    ====== ====== ====== ======
Fixed charges charged
 to expense:
  Rental expense (1)...     $ 2,236       $  575    $  432 $  493 $  306 $  271
  Interest expense.....       3,013        1,542        82    --     --     --
                            -------       ------    ------ ------ ------ ------
    Total fixed charges
     charged to
     expense...........     $ 5,249       $2,117    $  514 $  493 $  306 $  271
                            =======       ======    ====== ====== ====== ======
Income before income
 tax provision and
 fixed charges.........     $35,229       $1,307    $4,422 $4,283 $2,006 $3,648
                            =======       ======    ====== ====== ====== ======
Ratio of earnings to
 fixed charges and to
 fixed charges and
 preferred stock
 dividends(2)..........         6.7           --(3)    8.6    8.7    6.6   13.5
                            =======       ======    ====== ====== ====== ======
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(1) Rental expense fixed charges comprise one-fourth of all rental expense incurred during the periods. This is deemed by management to be representative of the interest factor of rental payments.

(2) There were no preferred stock dividend payments during the periods.

(3) In the historical ten months ended December 31, 1997, earnings were inadequate to cover fixed charges in the amount of $0.8 million due to the impact of the $7.0 million of non-receiving non-cash compensation expense.